As filed with the Securities and Exchange Commission on November 9, 2001

Registration No. 333-67500

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BALLY TOTAL FITNESS HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	7991	36-3228107
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

8700 West Bryn Mawr Avenue
Chicago, Illinois 60631
(773) 380-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

LEE S. HILLMAN
Bally Total Fitness Holding Corporation
8700 West Bryn Mawr Avenue
Chicago, Illinois 60631
(773) 380-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
IRV BERLINER
KAHN, KLEINMAN, YANOWITZ & ARNSON CO., L.P.A.
TOWER AT ERIEVIEW, SUITE 2600
1302 EAST NINTH STREET
CLEVELAND, OHIO 44114-1823
(216) 696-3311

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. BALLY MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion
Preliminary Prospectus dated November 9, 2001

6,000,000 Shares

BALLY TOTAL FITNESS HOLDING CORPORATION

COMMON STOCK

       Bally Total Fitness Holding Corporation may sell up to 6,000,000 shares of Common Stock ("Common Stock") of Bally using this Prospectus. Bally may issue these shares from time to time in connection with its acquisition of other businesses and properties. Bally may also issue these shares at a later time, upon the exercise or conversion of other securities that it may issue or assume in connection with such acquisitions, such as options, warrants, convertible notes or other similar instruments.

       Bally expects to negotiate the specific terms of any acquisition directly with the persons who own or control the business or properties Bally will acquire. Bally expects that the price of the shares it issues will be related to their market price, either when Bally agrees to the particular acquisition, when it issues the shares or for some other negotiated period. In addition to the Common Stock or securities convertible into Common Stock, the consideration for acquisitions may include cash, debt, assumption of liabilities, or a combination thereof, as determined from time to time by negotiation between the Company and the owners of the business being acquired. The Company may lease property from and enter into employment, consulting, and non-competition agreements with the former owners and key executive personnel of the business to be acquired.

       With Bally’s consent, this Prospectus may also be used by the persons owning or controlling the business or properties Bally acquires to sell the shares they receive from Bally to the public. If this happens, Bally will not receive any proceeds from such shares.

       Bally does not expect to pay any underwriting discounts or commissions in connection with the shares to be sold using this Prospectus, although Bally may pay a finder’s fee with respect to a specific acquisition.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       Bally’s shares are traded on the New York Stock Exchange under the symbol "BFT." The last reported sales price of Bally’s common stock on the New York Stock Exchange on November 8, 2001 was $19.30.

       See "Risk Factors" beginning on page 3 to read about risks you should consider before buying shares of Bally’s Common Stock.

November 9, 2001

TABLE OF CONTENTS

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       You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

       THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT BALLY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE TO YOU WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO CARY GAAN, ESQ., BALLY TOTAL FITNESS HOLDING CORPORATION, 8700 WEST BRYN MAWR AVENUE, CHICAGO, ILLINOIS 60631; TELEPHONE NO. (773) 380-3000. TO OBTAIN TIMELY DELIVERY, YOU SHOULD REQUEST THE INFORMATION AT LEAST 5 BUSINESS DAYS BEFORE THE DATE ON WHICH YOU MAKE YOUR INVESTMENT DECISION.

       Unless otherwise indicated, the terms "Bally," "we," "us," and "our" refer to Bally Total Fitness Holding Corporation and, where appropriate, our subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       Certain statements under the heading "Risk Factors" and elsewhere in this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; the impact of our debt structure; risks related to acquisitions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions; those items set forth under the heading "Risk Factors"; and other factors referenced in this prospectus.

THE COMPANY

       Bally Total Fitness Holding Corporation, a Delaware corporation, is the largest commercial operator of fitness centers in North America in terms of revenues, the number of members, and the number and square footage of its facilities. As of September 30, 2001, we operated nearly 400 fitness centers and had approximately four million members. Our fitness centers are concentrated in major metropolitan areas in 28 states and Canada with over 300 fitness centers located in the top 25 major metropolitan areas in the United States. We operate fitness centers in over 50 major metropolitan areas representing over 62% of the United States population and 15% of the Canadian population. Our members made more than 100 million visits to our fitness centers in each of the past three years.

       We offer value to our members by providing access to state-of-the-art fitness facilities with affordable membership programs. Bally fitness centers feature an outstanding selection of cardiovascular, conditioning and strength equipment and offer extensive aerobic and other group fitness training programs. In addition, many of our current fitness centers include pools, racquet courts or other athletic facilities. Our new fitness center prototype achieves efficiency by focusing on those fitness services our members use most frequently. We have clustered our fitness centers in major metropolitan areas, locating in high density areas, in order to achieve marketing and operating efficiencies. Over 86% of our fitness centers are located in markets in which we have five or more facilities, with our largest concentrations in the New York City, Los Angeles, Chicago, Baltimore/Washington D.C., Dallas, Houston, Detroit, San Francisco, Toronto, Portland, Seattle, Philadelphia and Miami areas.

       The majority of our fitness centers use the service mark "Bally Total Fitness®", including 12 upscale centers that are known as "Bally Sports ClubsSM". The nationwide use of the service mark enhances brand identity and increases the advertising efficiencies. Pursuant to our strategy of targeted market segmentation, we have opened new facilities during the past few years that operate under upscale brands, including 11 fitness centers as "The Sports Clubs of CanadaTM", eight as "Pinnacle Fitness®" and six as "Gorilla SportsSM" and plan to further expand the use of these brands. In October 2001, we announced a merger agreement with Crunch Fitness, an operator of fitness centers in high growth markets, including New York, Los Angeles, Chicago, Atlanta, Miami and San Francisco. This purchase which will include cash and stock totaling approximately $90 million is expected to be completed in late 2001.

       Our primary target market for new members is the 18 to 34-year old, middle income segment of the population, with secondary target markets including older and higher income segments. We market ourselves to these consumer segments through the use of a variety of membership options and payment plans. Our membership options range from single-club memberships to premium memberships, which provide additional amenities and access to all of our fitness centers nationwide. Similarly, we offer a broad range of payment alternatives. Typically, our members pay an initial membership fee which can either be financed or paid-in-full at the time of joining. Members who choose to finance their initial membership fee generally do so for up to 36 months, subject to state and local regulations and minimum down payment requirements. In addition to the initial membership fee, members are generally required to pay monthly membership dues in order to use our fitness facilities. We believe the various memberships and payment plans offered, in addition to our strong brand identity and the convenience of multiple locations, constitute distinct competitive advantages.

       Bally’s executive offices are located at 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631; Telephone No. (773) 380-3000.

RISK FACTORS

Substantial Leverage — Our substantial indebtedness could adversely affect the financial health of Bally and prevent us from fulfilling our debt obligations.

       We have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to you. For example, it could:

  increase our vulnerability to general adverse economic and industry conditions due to substantial refinancing risks during the next two years;

  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures and other general corporate purposes;

  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  limit, along with the financial and other restrictive covenants in our indebtedness, our ability to borrow additional funds or refinance existing debt.

       Failing to comply with any covenants contained in our indebtedness could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

       As of September 30, 2001, total indebtedness (including outstanding letters of credit of $5.1 million) was approximately $592.3 million. Long-term debt (less current maturities of $22.3 million) was approximately 55% of total capitalization.

Products and Services initiatives — The positive results achieved from introducing products and services during the most recent three years may not continue in the future.

       We have introduced a number of business initiatives to capitalize on our brand identity, distribution infrastructure (nearly 400 facilities), significant member base (approximately four million members) and frequency of visitation. However, before 1998, we had not previously generated significant revenues from any of these new business initiatives and they may not be successful in the future. These initiatives primarily focus on selling ancillary products and services to our members within our fitness centers and include: providing personal training services, selling private-label nutritional products, opening retail stores within our fitness centers that sell nutritional products, work-out apparel and related accessories, marketing credit card programs to members and rehabilitative and physical therapy services. We have limited experience in marketing products to our members. The sale and marketing of nutritional products and workout apparel and related accessories and the provision of rehabilitative and physical therapy services involve significant risk of competition. See "— Competition." The provision of rehabilitative and physical therapy services also involves risks of government regulation.

Risks Related to Acquisitions — Our acquisition strategy might not be profitable.

       A component of our business strategy is to identify and acquire fitness center operators in strategic geographic locations. However, we may not expand our operations and any expansion may not be profitable. The success of this strategy will depend upon a number of factors, including our ability to identify acceptable acquisition candidates in suitable locations, complete acquisitions on favorable terms, successfully integrate acquired businesses with our existing operations and expand our membership base at acquired locations. The failure to identify, evaluate and effectively integrate acquired businesses could adversely affect our operating results.

Competition — We may not be able to continue to compete effectively in each of our markets in the future.

       We are the largest operator, or among the largest operators, of fitness centers in every major market in which we operate fitness centers. Within each market, we compete with other commercial fitness centers, physical fitness and recreational facilities established by local governments, hospitals and businesses for their employees, the YMCA and similar organizations and, to a certain extent, with racquet, tennis and other athletic clubs, country clubs, weight reducing salons and the home-use fitness equipment industry. We also compete, to some extent, with entertainment and retail businesses for the discretionary income of our target markets. We may not be able to continue to compete effectively in each of our markets in the future. Additionally, competitive conditions may limit our ability to maintain or increase pricing of initial membership fees and may impact our ability to attract new members.

       As we pursue new business initiatives, particularly the sale of nutritional products and apparel, we will be competing against large, established companies with more experience selling products on a retail basis. In some instances, our competitors for these products have substantially greater financial resources than us. We may not be able to compete effectively against these established companies.

Seasonality of Business.

       Historically, we have experienced greater membership fee originations in the first quarter and lower membership fee originations in the fourth quarter. Our products and services may have the effect of further increasing the seasonality of our business.

Government Regulation — Our operations and business practices are subject to regulation and any changes in the law may have a material adverse effect on us.

       Our operations and business practices are subject to regulation at federal, state and local levels. The general rules and regulations of the Federal Trade Commission, and of state and local consumer protection agencies, apply to our advertising, sales and other trade practices. Any changes in any statutes, rules or regulations could cause us to change our operations and business practices and could increase the costs of regulatory compliance, either of which could have a material adverse effect on our financial condition and results of operations.

Potential Impact of Anti-takeover Provisions — Certain provisions of our Certificate of Incorporation and Bylaws make it more difficult to acquire Bally without the approval of our Directors.

       Our Restated Certificate of Incorporation and the Amended and Restated By-Laws may inhibit changes in control of Bally not approved by our Board of Directors. These provisions include a stockholders rights plan, a classified Board of Directors, advance notice provisions for nominations for election of candidates to the Board of Directors and a "fair price provision". The stockholder rights plan, under which one right entitling the holder to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock at a price of $40 per share (subject to adjustment) is attached to each outstanding share of common stock, renders an acquisition of control of Bally in a transaction not approved by the Board of Directors more difficult. Our 1996 Long-Term Incentive Plan provides for acceleration of stock options and restricted stock awards upon a change in control of Bally which has the effect of making an acquisition of control of Bally more expensive. The indenture governing subordinated promissory notes we issued also includes change in control provisions that provide, among other things, that upon a change in control of Bally the holders of the subordinated promissory notes may require us to repurchase them at 101% of the principal amount. A change in control of Bally, constitutes a default under our revolving credit agreement. In addition, some of our officers have severance compensation agreements that provide for substantial cash payments and acceleration of other benefits in the event of a change in control of Bally. These plans and agreements may also inhibit a change in control of Bally and may have a negative effect on the market price of our common stock.

Dividend Policy; Restrictions on Payment of Dividends — We have never paid any dividends to our stockholders and do not anticipate doing so in the foreseeable future.

       We have not made dividend payments on our common stock since we became a public company in January 1996, and do not anticipate paying dividends in the foreseeable future. The terms of our revolving credit agreement restrict us from paying dividends without the consent of the lenders during the term of the agreement. In addition, the indenture for our subordinated promissory notes generally limits dividends paid to the aggregate of 50% of consolidated net income earned after January 1, 1998 and our net proceeds from any stock offerings and the exercise of outstanding stock options and warrants.

Future Sale and Price of Common Stock — Outstanding options and warrants may have an adverse effect on the market price of shares of common stock.

       As of September 30, 2001, 29,053,741 shares of common stock were outstanding. We have (i) outstanding options to purchase 3,021,972 shares of common stock with a weighted-average exercise price of $20.67 per share, and (ii) the ability to grant options under our stock option plans, and our employees have the ability under our Employee Stock Purchase Plan, to purchase an additional 1,543,381 shares of common stock. In addition, we have outstanding warrants to purchase 735,701 shares of common stock at an exercise price of $5.26 per share. The warrants are held by our Chairman of the Board, President and Chief Executive Officer and are exercisable until December 31, 2005. Further, we have outstanding warrants to purchase 250,000 shares of common stock at an exercise price of $10.05 per share. The warrants are held by an affiliate of an underwriter previously used by us and are exercisable until July 2002. The effect, if any, on the market price of our common stock prevailing from time to time as a result of the additional shares of common stock that would be outstanding upon the exercise of stock options and warrants is unpredictable, and no assurance can be given that the effect will not be adverse.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

       The following table presents selected historical financial data of Bally as of the dates and for the periods indicated. The data for and as of the end of each of the years ended December 31 were derived from the audited Consolidated Financial Statements included in Bally's Annual Report on Form 10-K for the year ended December 31, 2000 incorporated herein by reference. These Financial Statements, the related notes, and the discussion in the Form 10-K under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" are important and should be read in conjunction with the selected financial information presented below. The data presented below for and as of the nine-month period ended September 30, 2001 and 2000 are unaudited. In the opinion of management, the interim data include all adjustments (which were of a normal recurring nature) necessary for a fair presentation of the information. Our operations are subject to seasonal factors and, therefore, the results of operations for the nine months ended September 30, 2001 and 2000 are not necessarily indicative of the results of operations for the full year.

       In conjunction with the Company's recent bulk sales of portions of its member installment contracts receivable portfolio, and as a result of a review by the Staff of the Securities and Exchange Commission of the Company's Form 10-K for the year ended December 31, 2000, in compliance with Rule 5-03(b)(7) of Regulation S-X, the Company has reclassified, for all periods presented, finance charges earned as non-operating income. Additionally, the Company has reclassified for all periods presented certain amounts, including its provision for doubtful receivables which had previously been reported as an operating expense as a component of net revenues. The accompanying selected historical financial data of Bally presents both the amounts as previously reported, and as reclassified as a result of these changes.

       In the third quarter of 2001, we recorded a net benefit of special items of $8.3 million ($.27 per diluted share) to record special charges primarily related to the September 11th tragedy and a one-time markdown of retail apparel, off-set by a reduction of our tax valuation allowance as a result of our continued improved operating results and trends. In the fourth quarter of 2000, we recorded a one-time non-cash charge of $6.5 million ($.24 per diluted share) to write off third-party internet investments. In the third quarter of 2000, as a result of our improved operating results and trends, we reduced our tax valuation allowance by $20.0 million ($.72 per diluted share). In the first quarter of 1999, in accordance with AICPA Statement of Position 98-5, Reporting Costs of Start-up Activities, we wrote off unamortized start-up costs of $.3 million ($.01 per diluted share) as a cumulative effect of a change in accounting principle. In 1997, we recognized an extraordinary loss on extinguishments of debt of $21.4 million ($1.37 per share) resulting from a refinancing of our subordinated debt and revolving credit facility. In 1996, we recognized a net extraordinary gain on extinguishments of debt consisting of (1) a gain of $9.9 million ($.81 per share) from a $15.2 million tax obligation to our former parent, Bally Entertainment Corporation, which was forgiven as part of the December 1996 merger of Bally Entertainment Corporation with and into Hilton Hotels Corporation and (2) a charge of $4.2 million ($.35 per share) from a refinancing of our securitization facility.

       EBITDA is defined as operating income (loss) before depreciation and amortization, plus finance charges earned. We have presented EBITDA supplementally because we believe this information is useful given the significance of our depreciation and amortization and because of our highly leveraged financial position. This data should not be considered as an alternative to any measure of performance or liquidity as promulgated under generally accepted accounting principles (such as net income/loss or cash provided by/used in operating, investing and financing activities), nor should they be considered as an indicator of our overall financial performance. Also, the EBITDA definition used herein may not be comparable to similarly titled measures reported by other companies.

                            Nine months ended
                              September 30                   Years ended December 31
                           ------------------  ------------------------------------------------
                             2001      2000      2000      1999      1998      1997      1996
                           --------  --------  --------  --------  --------  --------  --------
                                          (in millions, except per share amounts)
Statement of Operations Data
Net revenues
  (as reclassified)        $  640.3  $  584.3  $  780.0  $  662.0  $  575.6  $  526.5  $  522.4
Net revenues
  (as previously reported)              754.9   1,007.1     861.1     744.3     661.8     639.2
Depreciation and
  amortization                 55.0      47.9      65.6      52.9      48.3      52.9      55.9
Operating income (loss)
  (as reclassified)            43.0      43.1      57.9      33.9       2.6     (19.3)    (17.3)
Operating income
  (as previously reported)               93.9     126.4      93.3      52.8      19.9      19.1
Before extraordinary items
  and cumulative effect of
  a change in accounting
  principle:
    Income (loss)              64.4      67.1      78.6      42.4      13.3     (23.5)    (24.9)
    Basic earnings (loss)
      per common share         2.35      2.82      3.29      1.81      0.59     (1.51)    (2.04)
    Diluted earnings (loss)
      per common share         2.17      2.44      2.84      1.56      0.51     (1.51)    (2.04)

Balance Sheet Data
  (at end of period)
Cash and equivalents       $   13.9  $   12.4  $   13.1  $   23.5  $   64.4  $   61.7  $   16.5
Installment contracts
  receivable, net             534.0     557.8     559.5     486.1     422.1     343.6     300.2
Total assets                1,561.5   1,524.9   1,560.6   1,348.6   1,128.8     967.6     893.3
Long-term debt, less
  current maturities          564.9     639.6     674.3     593.9     482.2     405.4     376.4
Stockholders’ equity          434.1     286.0     297.8     212.5     161.8      70.3      24.2

Other Financial Data
EBITDA                     $  150.2  $  141.8  $  192.0  $  146.2  $  101.1  $   72.8  $   75.0
Cash provided by (used in)
  Operating activities        127.5      45.8      49.2      39.1     (32.0)    (35.9)     (5.3)
  Investing activities        (69.7)    (81.7)   (112.5)   (138.0)    (79.0)    (16.1)     (9.8)
  Financing activities        (57.0)     24.8      52.9      58.0     113.7      97.2      10.4

RESALE OF SECURITIES COVERED BY THIS PROSPECTUS

       This Prospectus, as appropriately amended or supplemented, may, with the consent of Bally, be used from time to time by persons (or their transferees) who have received shares covered by this Registration Statement (the "Shares") in acquisitions of businesses or properties or interests by Bally (such persons being referred to herein as "Selling Stockholders") who wish to offer and sell the Shares in transactions in which they and any broker-dealer through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act. Bally will receive none of the proceeds from any such sales. There presently are no arrangement or understandings, formal or informal, pertaining to the distribution of the Shares.

       Agreements with Selling Stockholders permitting use of this Prospectus may provide that any such offering be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by Bally; that Selling Stockholders enter into custody arrangements with one or more banks with respect to such shares; and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required.

       Bally anticipates that resales of the Shares by Selling Stockholders may be effected from time to time on the open market in ordinary brokerage transactions on the New York Stock Exchange, or such other security exchange on which the common stock may be listed, or in private transactions (which may involve crosses and block transactions). The Shares will be offered for sale at market prices prevailing at the time of sale or at negotiated prices and on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Shares may be offered directly, through agents designated from time to time, or through brokers or dealers. A member firm of the National Association of Security Dealers, Inc. may be engaged to act as a Selling Stockholder’s agent in the sale of the Shares by the Selling Stockholder an/or may acquire Shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from the Selling Stockholder (and, if they act as agent for the purchaser of such Shares, from such purchaser).

       Participating broker-dealers may agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer’s commitment to the Selling Stockholder. In addition or alternatively, shares may be sold by the Selling Stockholder, and/or by or through other broker-dealers in special offerings, exchange distributions, or secondary distributions. Broker-dealers who acquire shares as principal may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the New York Stock Exchange or such other security exchange on which the common stock may be listed, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchasers of such shares.

       Upon notification to Bally by the Selling Stockholder that a particular offer to sell the Shares is made, a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution, or any block trade has taken place, to the extent required, a supplement to this Prospectus will be delivered together with this Prospectus and filed pursuant to Rule 424(b) under the Securities Act setting forth with respect to such offer or trade the terms of the offer or trade; including:

  the name of each Selling Stockholder;

  the number of Shares involved;

  the price at which the Shares were sold;

  any participating brokers, dealers, agents or member firm involved;

  any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the Selling Stockholder;

  that such broker-dealers did not conduct any investigation to verify the information set out in this Prospectus; and

  other facts material to the transaction.

       Shares may be sold directly by the Selling Stockholder or through agents designated by the Selling Stockholder from time to time. Unless otherwise indicated in a supplement to this Prospectus, any such agent will be acting on a best efforts basis for the period of its appointment.

       The Selling Stockholder and any brokers, dealers, agents, member firm or others that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.

       Bally may agree to indemnify the Selling Stockholder as an underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Agents may be entitled under agreements entered into with the Selling Stockholder to indemnification against certain civil liabilities, including liabilities under the Securities Act.

       The Selling Stockholder will be subject to the applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the common stock by the Selling Stockholder. All of the foregoing may affect the marketability of the common stock.

       Bally will pay substantially all the expenses incident to the offering of the common stock by the Selling Stockholder to the public other than brokerage fees, commissions and discounts of underwriters, dealers or agents.

       In order to comply with certain states’ securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

       The validity of the issuance of the common stock offered hereby will be passed upon for Bally by Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A., Cleveland, Ohio.

EXPERTS

       Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Those financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

       We have filed with the Securities and Exchange Commission (the "Commission"), a registration statement on Form S-4 under the Securities Act with respect to the shares to be sold in this offering. As permitted by the rules and regulations of the Commission, this prospectus omits certain information contained in the registration statement. For further information about Bally and the common stock to be sold in this offering, you should refer to the registration statement and to its exhibits and schedules. Statements contained in this prospectus regarding the contents of any agreement or other document are not necessarily complete. You should refer in each instance to the copy of the agreement filed or incorporated by reference as an exhibit to the registration statement, each such statement being qualified in all respects by the document to which it refers. We are also required to file annual, quarterly and special reports, proxy statements and other information with the Commission.

       You can read the registration statement and the exhibits and schedules filed with the registration statement or any reports, statements or other information Bally has filed or files, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional office located at 500 West Madison Street, Suite 1400, Chicago Illinois 60661. You may also obtain copies of the documents from such offices upon payment of the prescribed fees. You may call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also request copies of the documents upon payment of a duplicating fee, by writing to the Commission. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the Commission, which you can access at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

       We have filed the following documents with the Commission pursuant to the Exchange Act of 1934, as amended, which are incorporated herein by reference:

  Bally’s Annual Report on Form 10-K for the year ended December 31, 2000 and filed with the Commission on March 9, 2001 (file no. 0-27478);

  Bally’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and filed with the Commission on August 14, 2001 (file no. 0-27478);

  Bally’s current report on Form 8-K, filed with the Commission on November 6, 2001
  (file no. 0-27478);

  Bally’s current report on Form 8-K, filed with the Commission on August 7, 2001 (file no. 0-27478);

  Bally’s current report on Form 8-K, filed with the Commission on February 22, 2001
  (file no. 0-27478);

  Bally’s current report on Form 8-K, filed with the Commission on February 14, 2001
  (file no. 0-27478);

  Bally’s current report on Form 8-K, filed with the Commission on February 7, 2001 (file no. 0-27478); and

  the description of the common stock contained in Bally’s Registration Statement on Form 8-A/A filed with the Commission on March 27, 1998 (file no. 0-27478).

       All documents filed by Bally, pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus. Any information incorporated by reference shall be modified or superseded by any information contained in this prospectus or in any other document filed later with the Commission, which modifies or supersedes such information. Any information that is modified or superseded shall become a part of this prospectus as the information has been so modified or superseded.

       We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, telephone (773) 380-3000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

       Item 20.      Indemnification of Officers and Directors

       Section 145 of the Delaware General Corporation Law permits the indemnification of the directors and officers of the Company. Bally’s By-laws provide that we will indemnify our officers, directors, employees and agents to the extent permitted by the Delaware law.

       Bally’s Certificate of Incorporation provides for the indemnification of directors and officers of Bally, and persons who serve or served at the request of Bally as a director, officer, employee or agent of another corporation, including service with respect to employee benefit plans, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties in amounts paid or to be paid in settlement) reasonably incurred with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, provided, however, that Bally shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by our Board of Directors. In the event a claim for indemnification by any person has not been paid in full by Bally after written request has been received, the claimant may at any time thereafter bring suit against Bally to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The right to indemnification conferred in Bally’s Certificate of Incorporation is a contract right and includes the right to be paid by Bally the expenses incurred in defending any such proceeding in advance of its final disposition. Bally maintains insurance, to protect itself and any director, officer, employee or agent of Bally against any such expense, liability or loss, whether or not Bally would have the power to indemnify such person against such expense, liability or loss under state law.

       Bally has entered into indemnification agreements with each of its directors and officers. The indemnification agreements required, among other things, Bally to indemnify the officers and directors to the fullest extent permitted by law, and to advance to such directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Bally also indemnifies and advances all expenses incurred by such directors and officers seeking to enforce their rights under the indemnification agreements, and covers directors and officers under Bally’s directors’ and officers’ liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in Bally’s Certificate of Incorporation, they provide greater assurance to directors and officers that indemnification will be available because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or stockholders of Bally to eliminate the rights provided therein.

       Item 21.      Exhibits.

Exhibit
Number	Description of Document
*5.1	Opinion of Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A.
23.1	Consent of Ernst & Young, LLP
*23.2	Consent of Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A. (contained in Exhibit 5.1)
24.1	Power of attorney of certain signatories (included on Signature Page)

*Previously filed.

       Item 22.      Undertakings.

       (a)       The undersigned registrant hereby undertakes:

                  (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)      To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)      To include any material with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs contained in periodic reports filed with or furnished to the Commission by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c)       The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

       (d)      (1)    The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c),the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2)    The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (d)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (e)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (f)       The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       (g)       The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized in the City of Chicago, State of Illinois, on November 9, 2001.

BALLY TOTAL FITNESS HOLDING CORPORATION

By:	/s/ John W. Dwyer

John W. Dwyer
Executive Vice President and Chief
Financial Officer

       KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Lee S. Hillman and John W. Dwyer, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent or their substitute may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

*	Chairman of the Board of Directors, Chief	November 9, 2001
Executive Officer, and President
Lee S. Hillman	(Principal Executive Officer)

*	Executive Vice President and Chief	November 9, 2001
Financial Officer (Principal Financial
John W. Dwyer	Officer)

*	Vice President, Controller (Principal	November 9, 2001
Accounting Officer)
Theodore P. Noncek

*	Director	November 9, 2001

George N. Aronoff

*	Director	November 9, 2001

Aubrey C. Lewis

*	Director	November 9, 2001

J. Kenneth Looloian

*	Director	November 9, 2001

James F. McAnally, M.D.

*	Director	November 9, 2001

Liza M. Walsh

*By:	/s/ John W. Dwyer

John W. Dwyer
Attorney-in-fact

EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4) and related prospectus of Bally Total Fitness Holding Corporation for the registration of 6,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 13, 2001, except for the Subsequent events note, as to which the date is March 7, 2001, with respect to the consolidated financial statements and schedule of Bally Total Fitness Holding Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Chicago, Illinois
November 5, 2001